Exhibit 99.1

News Release

Daniel W. Dienst Named CEO of Martha Stewart Living Omnimedia, Inc.

Existing Board Member with Successful Track Record of Creating Value for Shareholders

NEW YORK, Oct. 28, 2013 /PRNewswire/ – Martha Stewart Living Omnimedia, Inc. (“MSLO”) (NYSE: MSO) and its Board of Directors today announced that Daniel W. Dienst has been named Chief Executive Officer. Mr. Dienst is a highly accomplished CEO who has successfully repositioned and grown publicly-held companies. Mr. Dienst was recently appointed to the MSLO Board of Directors and will continue to serve in that role.

Founder and Non-Executive Chairman Martha Stewart, stated, “We are excited to welcome Dan as the new CEO of MSLO. He is a highly respected and experienced public company CEO with strong operating and financial discipline and a clear track record of creating significant value for shareholders. Dan will take on the important responsibility of leading the company and ensuring that we are able to deliver on our strategy for renewed growth.”

Stewart continued, “Dan has specific expertise helping companies run efficiently and productively, and I look forward to working with him to strengthen and further expand our brand and create new opportunities to significantly grow the Company and deliver our products to consumers around the world.”

Mr. Dienst said, “I have long been a fan of Martha Stewart, the person and the brand, and believe there is enormous untapped opportunity for this organization and a terrific base of talented people to help us realize that opportunity. The Company has embarked on a turnaround plan that is expected to produce good early results, but there is a lot more to do to achieve our long-term objectives. I look forward to rolling up my sleeves, getting to work and helping write the next few chapters of this remarkable Company’s story.”

In a joint statement, the MSLO Board of Directors said, “In his short time on the board Dan has brought a fresh perspective to the business, which in combination with his operating skills, will help to strengthen our position and drive long-term growth. We are delighted that Dan is taking on the role of chief executive and we have the highest confidence that he will effectively lead the Company’s turnaround plan and create added value for shareholders.”

Mr. Dienst’s previous experience includes several leadership positions at publicly-held companies. Most recently, from March 2008 through June 2013, Mr. Dienst served as Chief Executive Officer of Sims Metal Management, Ltd., a role he assumed to shepherd that company through the aftermath of the global financial crisis after the sale of his predecessor company, Metal Management, Inc., to Sims for $1.7 billion in March 2008. He had served as Chairman and Chief Executive Officer of Metal Management from 2003-2008. From 2002, Mr. Dienst also served as Chairman and Acting Chief Executive of Metals USA, Inc. after its restructuring until 2005 when the Company was sold to an affiliate of Apollo Management, LP in a going private transaction valued at approximately $1.5 billion.

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. (MSLO) is a leading provider of original “how-to” information, inspiring and engaging consumers with unique lifestyle content and high-quality products. MSLO is organized into the following business segments: Publishing, Merchandising and Broadcasting. MSLO is listed on the New York Stock Exchange under the ticker symbol MSO.

Additional information about MSLO is at www.marthastewart.com.

SOURCE Martha Stewart Living Omnimedia, Inc.

Media: Claudia Shaum, Martha Stewart Living Omnimedia, Inc. 212-827-8722, cshaum@marthastewart.com; Investors: Katherine Nash, +1-212-827-8348, knash@marthastewart.com